Exhibit 4.2

EXECUTION COPY

FIFTH AMENDMENT TO SERVICING AGREEMENT

This FIFTH AMENDMENT, dated as of November 24, 2015 (this “Amendment”) is between SYNCHRONY CREDIT CARD MASTER NOTE TRUST, a Delaware statutory trust (formerly known as GE Capital Credit Card Master Note Trust, “Successor Owner”) and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Servicer”) to the Servicing Agreement, dated as of June 27, 2003 (as amended, the “Servicing Agreement”), between Successor Owner and Servicer.

PRELIMINARY STATEMENTS

1.       Successor Owner and Servicer desire to amend certain provisions of the Servicing Agreement.

2.       In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

AMENDMENTS

SECTION 1. Amendments to the Servicing Agreement. The Servicing Agreement is hereby amended as follows:

(a)          Section 1.1 of the Servicing Agreement is hereby amended by adding the following defined terms thereto in the appropriate alphabetical order:

“Eligible Performance Guarantor” means an entity that is any of (i) General Electric Company or (ii) an Affiliate of General Electric Company that, as of the time of appointment of the related Successor Servicer under Section 6.2, has a long-term debt rating at least equal to the Guarantor Required Rating.

“Established Servicer Performance Guaranty” means, with respect to any Successor Servicer at the time of their appointment under Section 6.2, that all the obligations of such Successor Servicer are supported by an executed, delivered and effective Performance Guaranty Agreement entered into by an Eligible Performance Guarantor.

“Guarantor Required Rating” means the long-term debt rating of General Electric Capital Corporation determined immediately prior to the time General Electric Capital Corporation resigns as Servicer.

“Performance Guaranty Agreement” means an agreement substantially in the form of Exhibit 6.2 or such other form as may be negotiated by the Servicer upon satisfaction of the Rating Agency Condition with respect thereto.

(b)         The first sentence of Section 6.1 of the Servicing Agreement shall be amended and restated as follows:

       “Servicer may resign in the circumstances set forth in clause (a), (b), (c) or (d) of this Section 6.1.

(c)         The following subsection (d) shall be added at the end of Section 6.1 of the Servicing Agreement:

“(d)       Notwithstanding anything to the contrary in this Section 6.1, Servicer may resign from the obligations and duties imposed hereunder if (i) Synchrony Financial or an Affiliate of Synchrony Bank shall have accepted its appointment as Successor Servicer and assumed the responsibilities and obligations of Servicer in accordance with Section 6.2 and (ii) if such Successor Servicer does not satisfy the ratings requirement set forth in the first sentence of Section 6.2, it shall have an Established Servicer Performance Guaranty in place as of the date of its appointment as Successor Servicer; provided that, for the avoidance of doubt, satisfaction of the Rating Agency Condition shall not be required for such resignation.”

(d)         The following subsection (c) shall be added at the end of Section 6.3 of the Servicing Agreement:

“(c)       For any Successor Servicer appointed pursuant to Section 6.1(d), on the date of execution of the related Performance Guaranty Agreement, the Successor Servicer shall cause an Opinion of Counsel to be delivered to the Indenture Trustee and each Rating Agency as to the due authorization and enforceability of the Performance Guaranty Agreement with respect to the Eligible Performance Guarantor.”

(e)         The first sentence of Section 6.2 is amended and restated in its entirety as follows:

“In connection with the termination of Servicer’s responsibilities under this Agreement pursuant to Section 5.1 or 6.1, Owner shall appoint a successor servicer, and, except as provided in Section 6.1(d), such successor servicer shall at the time of appointment have a long-term debt rating of at least “Baa3” by Moody’s and “BBB-” by S&P.”

(f)         Exhibit 6.2 to this Amendment shall be added as Exhibit 6.2 to the Servicing Agreement immediately prior to the Schedules to the Servicing Agreement.

SECTION 2. Representations and Warranties. In order to induce the parties hereto to enter into this Amendment, each party hereto represents and warrants unto the other party hereto as set forth in this Section 2:

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(a)         The execution, delivery and performance by such party of this Amendment are within its powers, have been duly authorized by all necessary action, and do not: (i) contravene its organizational documents or (ii) contravene any contractual restriction, law or governmental regulation or court decree or order being on or affecting it.

(b)         This Amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and general equitable principles.

SECTION 3. Binding Effect; Ratification.

(a)         This Amendment shall become effective, as of the date first set forth above, when:

(i)       counterparts hereof shall have been executed and delivered by the parties hereto;

(ii)      the Rating Agency Condition is satisfied with respect to this Amendment; and

(iii)     the Transferor shall have delivered to the Successor Owner an Officer’s Certificate certifying that this Amendment will not cause an Adverse Effect (as defined in the Indenture).

(b)         When the condition set forth in Section 3(a) above has been satisfied, (i) this Amendment shall become part of the Servicing Agreement and (ii) each reference in the Servicing Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Related Document (as defined in the Servicing Agreement) to the Servicing Agreement shall mean and be a reference to the Servicing Agreement as amended hereby.

SECTION 4. Miscellaneous.

(a)        THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401(1) AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)        Headings used herein are for convenience of reference only and shall not affect the meanings of this Amendment.

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(c)        This Amendment may be executed in any number of counterparts, and by parties hereto on separate counterparts, each of which shall be an original and all of which take together shall constitute one and the same agreement.

(d)        Executed counterparts of this Amendment may be delivered electronically

(e)        It is expressly understood and agreed by the parties hereto that (a) this document is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally, but solely as Trustee of the Successor Owner, (b) each of the representations, undertakings and agreements herein made on the part of the Successor Owner is made and intended not as a personal representation, undertaking and agreement by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Successor Owner, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Successor Owner under this document.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Servicer and the Successor Owner have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as Servicer

By:	/s/ Thomas A. Davidson
Name: Thomas A. Davidson
Title: Authorized Signatory

S-1

SYNCHRONY CREDIT CARD MASTER NOTE TRUST, as Successor Owner

By: BNY Mellon Trust of Delaware, not in its individual capacity, but solely as Trustee on behalf of the Successor Owner

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President

S-2	Fifth Amendment to Servicing Agreement

Exhibit 6.2

Form of Servicer Performance Guaranty

[Attached]

[FORM OF] SERVICER PERFORMANCE GUARANTY

Dated as of [_______ __, ____]1

between

[____________]2,

as Servicer Performance Guarantor,

and

[____________]3,

as Servicer

1 Insert date that the Performance Guaranty is to be effective.

2 Insert name of permitted Servicer Performance Guarantor.

3 Insert name of Servicer at time of effectiveness.

-i-	Servicer Performance Guaranty SSCCMNT

SERVICER PERFORMANCE GUARANTY, entered into as of [__]:[__] [__].m (New York time) on [_______ __, ____]4 (this “Performance Guaranty”) between [____________]5, a [_______] (“[ ]”), in its capacity as servicer performance guarantor hereunder (in such capacity, together with its successors and assigns, the “Servicer Performance Guarantor”), and [________]6,a [_______] (“[ ]”), in its capacity as the servicer under the Servicing Agreement (as defined herein), (in such capacity, together with its successors and assigns, the “Servicer”). Servicer Performance Guarantor and Servicer are collectively referred to as the “Parties” and each a “Party”.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1       Definitions. Each capitalized term used herein or in any certificate or other document made or delivered pursuant hereto, and not defined herein or therein, shall have the meaning specified in the Servicing Agreement. In addition, the following definitions apply in this Performance Guaranty:

“Adverse Effect” is defined in the Indenture.

“Affiliate” means, with respect to any Person, (a) each Person that controls, is controlled by or is under common control with such Person, or (b) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Code” means the provisions of Title II of the United States Code, 11 U.S.C. §§ 101, et seq.

“Basel I” means the minimum bank capital requirements developed in 1988 by the Basel Committee on Bank Supervision for enactment by the Group of Ten (G-10) industrialized countries with respect to the large internationally active banks that operate within such countries, as implemented by the applicable United States Bank Regulatory Authority.

“Basel III” means the comprehensive set of bank regulatory and supervisory measures focusing on capital adequacy, stress testing and liquidity, which were developed in 2010 and 2011 by the Basel Committee on Bank Supervision for enactment by the Group of 20 (G-20) major economies with respect to the internationally active banks that operate within those economies, as implemented by the applicable United States Bank Regulatory Authority.

“Basel III Implementation Date” means, with respect to Consolidated Synchrony, the date on which it is required to comply with Basel III as implemented by the applicable United States Bank Authority.

4 Insert date that the Performance Guaranty is to be effective.

5 Insert name of permitted Servicer Performance Guarantor.

6 Use name of Servicer at time of effectiveness.

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“Beneficiary” means Synchrony Credit Card Master Note Trust, a Delaware statutory trust.

“Business Continuity Plan” is defined in Section 3.2(b).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, the state of Servicer’s or the Servicer Performance Guarantor’s principal place of business or any other state to the extent notice thereof is given to Beneficiary.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities and repurchase agreements for marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of issuance thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank (including any branch of a commercial bank) that (a) in the case of a commercial bank organized under the laws of the United States of America, any state thereof or the District of Columbia is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 or (b) in the case of any other commercial bank has a short−term commercial paper rating from S&P of at least A-1 or from Moody’s of at least P-1; and (v) shares of any money market mutual fund that has (a) net assets of not less than $500,000,000, and (b) ratings of at least AA or Aa from S&P or Moody’s, respectively.

“Confidential Information” is defined in Section 3.7(a).

“Consolidated Synchrony” means collectively, Synchrony Financial and its consolidated subsidiaries in accordance with generally accepted accounting principles.

“Contractor” is defined in Section 4.10.

“Data Protection Laws” is defined in Section 3.9(a).

“Default Trigger Event” means the occurrence of one of the following events: (i) an Insolvency Event with respect to the Servicer or (ii) the failure of Servicer to perform any Guaranteed Servicer Obligation in accordance with the Servicing Agreement that, with giving of notice or lapse of time, would constitute a Servicer Default, which such failure continues unremedied for 53 days (or if the Default Trigger Event is a result of Servicer’s failure to make any payment, transfer or deposit, 4 Business Days) after the date of written notice thereof shall have been received by Servicer; provided that if Servicer’s failure was caused by an act of God or other similar occurrence then a Default Trigger Event shall not be deemed to have occurred until 7 days prior to the date on which a Servicer Default would result from such failure.

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“Directive” is defined in Section 3.9(a).

“Disaster Recovery Plan” is defined in Section 3.2(b).

“Employment Data” is defined in Section 3.9(a).

“Fee” is defined in Section 3.4.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Servicer Obligations” is defined in Section 2.1.

“Indemnitees” is defined in Section 3.8(a).

“Intellectual Property Rights” shall mean, as provided or construed in any jurisdiction, any and all: (i) rights associated with works of authorship, including copyrights, moral rights and mask-work rights; (ii) trademarks, service marks, trade or business names, trade dress, symbols, logos, designs, design rights (whether registrable or otherwise), and other source identifiers, whether registered, and the goodwill associated there; (iii) rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether developed or reduced to practice); (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) registrations, initial applications (including intent to use applications), renewals, extensions, continuations, divisions or reissues now or after in force (including any rights in any of the foregoing).

“Investment Securities” means any instrument qualifying as a level 1, level 2A or level 2B high-quality liquid asset under Basel III; provided, that to the extent no criteria for a level 1, level 2A or level 2B liquid asset is finally promulgated under Basel III, “Investment Securities” shall mean any instrument that would qualify as a level 1, level 2A or level 2B high-quality liquid asset proposed by the appropriate Bank Regulatory Authority at page 71860 of volume 78 of the United States Federal Register published on November 29, 2013.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of a Governmental Authority.

“Litigation” means, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Material” means all systems, software, technology, documentation, reports, notes, tools, methods, methodologies, processes, procedures, workflows, inventions, forms, data, data formats, data compilations, program names, designs, drawings, videos, object code, source code and other material, work product or deliverables created, furnished, or made available in connection with this Performance Guaranty.

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“Material Adverse Effect” means a material adverse effect on (a) the ability of Servicer Performance Guarantor to perform any of its obligations hereunder in accordance with the terms hereof or (b) the validity or enforceability of this Performance Guaranty.

“Minimum Liquidity Hot Trigger Event” means, on the last day of any fiscal quarter beginning with the fiscal quarter ending in [_____], either (i) the aggregate amount Consolidated Synchrony’s Short Term Investments is less than $3,000,000,000 or (ii) the aggregate amount of Synchrony Bank’s Short Term Investments is less than $1,500,000,000.

“Minimum Liquidity Warm Trigger Event” means, on the last day of any fiscal quarter beginning with the fiscal quarter ending in [______], either (i) the aggregate amount of Consolidated Synchrony’s Short Term Investments is less than $4,000,000,000 or (ii) the aggregate amount of Synchrony Bank’s Short Term Investments is less than $2,000,000,000.

“Minimum Tier 1 Common Ratio” means, with respect to Consolidated Synchrony, as of any date of determination, (a) prior to the Basel III Implementation Date (or such earlier date that Synchrony Financial’s public disclosures with respect to tier 1 capital are calculated in accordance with Basel III), the ratio of Tier 1 Common Capital of Consolidated Synchrony to Total Risk-Weighted Assets (calculated in accordance with Basel I) of Consolidated Synchrony and (b) on or after the Basel III Implementation Date (or such earlier date that Synchrony Financial’s public disclosures with respect to tier 1 capital are calculated in accordance with Basel III), the ratio of common equity tier 1 capital of Consolidated Synchrony to Total Risk-Weighted Assets (in each case, for the purposes of this clause (b), calculated in accordance with Basel III) of Consolidated Synchrony.

“Moody’s” means Moody’s Investors Service, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities ratings agency, such other nationally recognized securities rating agency agreed upon by Servicer and Servicer Performance Guarantor.

“Party” or “Parties” is defined in the preamble.

“Performance Guaranty” is defined in the preamble.

“Performance Report” means a report substantially in the form of Exhibit A, as such exhibit may be amended from time to time with the mutual agreement of the Parties.

“Permitted Guarantor Assignee” is defined in Section 4.4(b).

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business or statutory trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

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“Personal Data” is defined in Section 3.9(a).

“Processing” and “Process” is defined in Section 3.9(a).

“Records” is defined in Section 3.1(b).

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by Servicer and Servicer Performance Guarantor.

“Security Breach” is defined in Section 3.9(a).

“Security Notices” is defined in Section 3.9(a).

“Servicer” is defined in the preamble.

“Servicer Data” is defined in Section 3.9(a).

“Servicer Materials” has the meaning provided in Section 4.11(b).

“Servicer Performance Guarantor” is defined in the preamble.

“Servicer Performance Guarantor Data” is defined in Section 3.9(a).

“Servicer Performance Guarantor Materials” has the meaning provided in Section 4.11(c).

“Servicing Agreement” means that certain Servicing Agreement, dated as of [June 27, 2003]7, between Servicer and Beneficiary.

“Short Term Investments” means, for any Person as of any date of determination, the sum of all unrestricted (i) cash, (ii) Cash Equivalents and (iii) Investment Securities, in each case, held by such Person on such date of determination.

“Third Party” means any Person who is not a Party hereunder, an Affiliate of a Party or the Beneficiary.

“Third Party Materials” has the meaning provided in Section 4.11(b).

“Tier 1 Capital Hot Trigger Event” means, on the last day of any fiscal quarter beginning with the fiscal quarter ending in [______], the Minimum Tier 1 Common Ratio is less than 8.5%.

“Tier 1 Capital Warm Trigger Event” means, on the last day of any fiscal quarter beginning with the fiscal quarter ending in [______], the Minimum Tier 1 Common Ratio is less than 10.0%.

7 Change description as necessary at time of effectiveness.

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“Tier 1 Common Capital” means with respect to Consolidated Synchrony, as of any date of determination, tier 1 capital (as calculated in accordance with Basel I) less the non-common equity elements of tier 1 capital, including any perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.

“Total Risk-Weighted Assets” means, with respect to Consolidated Synchrony, as of any date of determination, the aggregate balance sheet and off-balance sheet assets of Consolidated Synchrony after giving effect to the assignment of different risk weightings to the various balance sheet and off-balance sheet assets and calculated in accordance with Basel I or Basel III, as applicable.

“Trigger Event” means the Minimum Liquidity Warm Trigger Event, Tier I Capital Warm Trigger Event, Minimum Liquidity Hot Trigger Event, Tier I Capital Hot Trigger Event or Default Trigger Event.

Section 1.2       Rules of Construction. All terms defined directly or by incorporation in this Performance Guaranty shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Performance Guaranty and all related certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in this Performance Guaranty, and accounting terms partly defined in this Performance Guaranty to the extent not fully defined, shall have the respective meanings given to them under generally accepted accounting principles; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with the GE Capital fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in this Performance Guaranty are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Performance Guaranty (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Performance Guaranty (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Performance Guaranty (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

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ARTICLE II

SERVICER PERFORMANCE GUARANTY

Section 2.1       Servicer Performance Guaranty. (a) Unconditional Undertaking; Enforcement. The Servicer Performance Guarantor hereby unconditionally and irrevocably undertakes and agrees with and for the benefit of Beneficiary to cause the due performance and observance by the Servicer (for so long as Synchrony Financial or any Affiliate of Synchrony Bank is the Servicer under the Servicing Agreement) of all of the terms, covenants, conditions, agreements and undertakings on the part of the Servicer, to be performed or observed under the Servicing Agreement or any document delivered in connection with the Servicing Agreement in accordance with the terms hereof and thereof including any agreement of the Servicer to pay any money under the Servicing Agreement or any such other document (all such terms, covenants, conditions, agreements and undertakings on the part of the Servicer (for so long as Synchrony Financial or any Affiliate of Synchrony Bank is the Servicer under the Servicing Agreement) to be performed or observed by the Servicer being collectively called the “Guaranteed Servicer Obligations”); provided, however, that the Servicer Performance Guarantor shall not be required to make or otherwise cause such performance until two (2) Business Days following receipt by the Servicer Performance Guarantor of written notice from Beneficiary or the Indenture Trustee that performance due under the Servicing Agreement has not been completed by the Servicer; provided further that, notwithstanding the preceding proviso, with respect to the Servicer’s failure to make any payment, deposit or transfer of funds required to be made by the Servicer under the Servicing Agreement, the Servicer Performance Guarantor shall be required to cause such performance on the day of receipt of such written notice. In the event that the Servicer shall fail in any manner whatsoever to perform or observe any of the Guaranteed Servicer Obligations when the same shall be required to be performed or observed under the Servicing Agreement or any such other document (after giving effect to any applicable grace or cure periods or notice requirements), then the Servicer Performance Guarantor shall, after the notice described above, itself duly perform or observe, or cause to be duly performed or observed, such Guaranteed Servicer Obligation, and it shall not be a condition to the accrual of the obligation of the Servicer Performance Guarantor hereunder to perform or observe any Guaranteed Servicer Obligation (or to cause the same to be performed or observed) that Beneficiary shall have first made any request of or demand upon or given any notice to the Servicer or its successors or assigns, or have instituted any action or proceeding against the Servicer or its successors or assigns in respect thereof. Notwithstanding anything to the contrary contained in this Performance Guaranty, the obligations of the Servicer Performance Guarantor hereunder in respect of the Servicer are expressly limited to the Guaranteed Servicer Obligations. The obligations of the Servicer Performance Guarantor hereunder shall rank pari passu with the senior unsecured debt of the Servicer Performance Guarantor.

(b)       Enforcement. Beneficiary may proceed to enforce the obligations of the Servicer Performance Guarantor under this Performance Guaranty without first pursuing or exhausting any right or remedy which Beneficiary may have against the Servicer any other Person or any collateral.

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(c)       Obligations Absolute. To the extent permitted by law, the Servicer Performance Guarantor will perform its obligations under this Performance Guaranty regardless of any Law now or hereafter in effect in any jurisdiction affecting any of the terms of this Performance Guaranty or any document delivered in connection with this Performance Guaranty or the rights of Beneficiary with respect thereto. The obligations of the Servicer Performance Guarantor under this Performance Guaranty shall be absolute and unconditional irrespective of:

(i)       any lack of validity or enforceability or the discharge or disaffirmance (by any Person, including a trustee in bankruptcy) of the Guaranteed Servicer Obligations, the Servicing Agreement, any collateral or other assets or any document or any other agreement or instrument relating to any of the foregoing;

(ii)       any exchange, release or non-perfection of any collateral or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Servicer Obligations;

(iii)       the existence of any claim, setoff or other rights that the Servicer Performance Guarantor may have at any time against the Servicer or Beneficiary in connection herewith or any unrelated transaction;

(iv)       any failure to obtain any authorization or approval from or other action by, or to notify or file with, any Governmental Authority or regulatory body required in connection with the performance of such obligations by the Servicer;

(v)       any impossibility or impracticality of performance, illegality, force majeure, any act of any Governmental Authority or any other circumstance which might constitute a legal or equitable defense available to, or a discharge of, the Servicer or the Servicer Performance Guarantor, or any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Performance Guaranty; or

(vi)       any failure of the Servicer to perform the agreements and undertakings set forth in Article III hereof, including, for the avoidance of doubt, paying the Servicer Performance Guarantor the Fee specified herein.

The Servicer Performance Guarantor further agrees that its obligations under this Performance Guaranty shall not be limited by any valuation or estimation made in connection with any proceedings involving the Servicer or the Servicer Performance Guarantor filed under the Bankruptcy Code, whether pursuant to Section 502 of the Bankruptcy Code or any other Section thereof. The Servicer Performance Guarantor further agrees that Beneficiary shall not be under any obligation to marshal any assets in favor of or against or in payment of any or all of the Guaranteed Servicer Obligations. The Servicer Performance Guarantor further agrees that, to the extent that a payment or payments are made by or on behalf of the Servicer, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Servicer or the estate, trustee, receiver or any other party relating to the Servicer, including the Servicer Performance Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause then to the extent of such payment or repayment, the Guaranteed Servicer Obligations or part thereof which had been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payments, reduction or satisfaction occurred. The obligations of the Servicer Performance Guarantor under this Performance Guaranty shall not be discharged except by performance as provided herein.

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(d)       Irrevocability. The Servicer Performance Guarantor agrees that its obligations under this Performance Guaranty shall be irrevocable. In the event that under applicable law (notwithstanding the Servicer Performance Guarantor’s agreement regarding the irrevocable nature of its obligations hereunder) the Servicer Performance Guarantor shall have the right to revoke this Performance Guaranty, this Performance Guaranty shall continue in full force and effect until a written revocation hereof specifically referring hereto, signed by the Servicer Performance Guarantor, is actually received by Beneficiary at the address set forth in Section 3.2. Any such revocation shall not affect the right of Beneficiary to enforce their respective rights under this Performance Guaranty with respect to (i) any Guaranteed Servicer Obligation (including any Guaranteed Servicer Obligation that is contingent or unmatured) which arose on or prior to the date the aforementioned revocation was received by Beneficiary or (ii) any property or other assets which were purchased or otherwise acquired by Beneficiary on or prior to the date the aforementioned revocation was received by Beneficiary. For purposes of the preceding sentence, all Guaranteed Servicer Obligations that relate to, or arise in connection with, any property or other assets that existed on or prior to the date the aforementioned revocation is received by Beneficiary, shall be covered by this Performance Guaranty notwithstanding such revocation.

(e)       Waiver. The Servicer Performance Guarantor hereby waives (i) promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Servicer Obligations and this Performance Guaranty, the Servicing Agreement and any other document related thereto other than set forth in Section 2.1, (ii) any requirement that Beneficiary exhaust any right or take any action against the Servicer, any other Person or any collateral and (iii) with respect to any of the Guaranteed Servicer Obligations, any right of setoff or counterclaim that it may have at any time against the Servicer or Beneficiary in connection herewith or any unrelated transaction.

(f)       Subrogation. The Servicer Performance Guarantor shall not exercise or assert any rights which it may acquire by way of subrogation under this Performance Guaranty unless and until all of the Guaranteed Servicer Obligations shall have been paid and performed in full. If any payment shall be made to the Servicer Performance Guarantor on account of any subrogation rights at any time when all of the Guaranteed Servicer Obligations then due to be paid or performed shall not have been paid and performed in full each and every amount so paid shall be held in trust for the benefit of Beneficiary and forthwith be paid to Beneficiary in accordance with the Servicing Agreement, to be credited and applied to the Guaranteed Servicer Obligations to the extent then unsatisfied, in accordance with the terms of the Servicing Agreement or any document delivered in connection with the Servicing Agreement, as the case may be. In the event (i) the Servicer Performance Guarantor shall have satisfied any of the Guaranteed Servicer Obligations and (ii) all of the Guaranteed Servicer Obligations then due to be paid or performed shall have been paid and performed in full, Beneficiary shall at the Servicer Performance Guarantor’s request and expense, execute and deliver to the Servicer Performance Guarantor appropriate documents, without recourse and without representation or warranty of any kind, necessary to evidence or confirm the transfer by way of subrogation to the Servicer Performance Guarantor of the rights of Beneficiary with respect to the Guaranteed Servicer Obligations to which the Servicer Performance Guarantor shall have become entitled by way of subrogation and thereafter Beneficiary shall have no responsibility to the Servicer Performance Guarantor or any other Person with respect thereof.

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ARTICLE III
OTHER AGREEMENTS

Section 3.1       Performance of Servicing Agreement.

(a)           In connection with the performance of the Guaranteed Servicer Obligations, the Servicer hereby agrees with the Servicer Performance Guarantor that it shall:

(i)         provide Servicer Performance Guarantor with reasonable access to knowledgeable personnel (functional experts) if requested;

(ii)       cooperate with Servicer Performance Guarantor, including by making available management decisions, information, approvals and acceptances, as reasonably requested by Servicer Performance Guarantor so that Servicer Performance Guarantor may accomplish its obligations and responsibilities hereunder;

(iii)      report to Servicer Performance Guarantor any issues that affect (or may potentially affect) the delivery and/or performance of the Guaranteed Servicer Obligations as soon as reasonably practicable and work to address such issues in a timely manner;

(iv)      promptly notify Servicer Performance Guarantor in the event that Servicer becomes aware of any error in a monthly noteholder statement and notify Servicer Performance Guarantor of the need to amend any previously delivered noteholder statements prior to delivery of any such amendments to noteholders;

(v)       perform its obligations as Servicer under the Servicing Agreement;

(vi)      promptly report to Servicer Performance Guarantor any known material breach of its obligations under the Servicing Agreement or the occurrence of a Trigger Event;

(vii)     identify and remit Collections to the Beneficiary within two Business Days of the Date of Processing thereof in accordance with the provisions of the Servicing Agreement;

(viii)    calculate the Minimum Tier 1 Common Ratio and the other calculations described in the definitions of Minimum Liquidity Warm Trigger Event, Tier 1 Capital Warm Trigger Event, Minimum Liquidity Hot Trigger Event and Tier 1 Capital Hot Trigger Event; and

(ix)      permit Servicer Performance Guarantor to participate, in a monthly meeting with Servicer to discuss the results of the previous month’s Performance Report.

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(b)           Servicer shall keep full and true books and records in respect of services provided pursuant to the Servicing Agreement (hereinafter the “Records”) and maintain the Records for the purposes of inspections for a period sufficient for Servicer Performance Guarantor to comply with its obligations under applicable Law and its applicable document retention policies (which obligations, laws, and policies have been disclosed to Servicer). In the alternative, if no such period is specified, Servicer shall keep and maintain the Records for a period of ten (10) years.

(c)           Servicer agrees not to amend the Servicing Agreement without the prior written consent of the Servicer Performance Guarantor, which consent shall not be unreasonably withheld or delayed; provided that any amendment entered into to correct any inconsistency or cure any ambiguity, omission or manifest errors in the Servicing Agreement shall not require Performance Guarantor’s written consent.

(d)           Promptly upon written request, the Servicer Performance Guarantor shall provide an opinion of counsel, which may be an opinion of in-house counsel, addressed to the Servicer, the Indenture Trustee, the owner trustee of the Beneficiary, the Beneficiary, each Rating Agency and the underwriters or purchasers of asset-backed notes issued by, or lenders to, the Beneficiary to the effect that:

i.          Servicer Performance Guarantor is validly existing and in good standing as a [corporation] under the laws of the State of [Delaware] and has the [corporate] power and authority to transact the business in which it is now engaged and to enter into and to perform all of its obligations under this Performance Guaranty;

ii.         the execution, delivery and performance by Servicer Performance Guarantor of this Performance Guaranty and the consummation by Servicer Performance Guarantor of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

iii.        this Performance Guaranty has been duly and validly executed and delivered by Servicer Performance Guarantor;

iv.       the execution and delivery by Servicer Performance Guarantor of this Performance Guaranty and the consummation of the transactions contemplated hereby will not conflict with, result in a breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under (A) the [certificate of incorporation or by-laws] of Servicer Performance Guarantor, (B) to such counsel’s knowledge, and without any special investigation for this purpose, any material indenture, contract, lease, mortgage, deed of trust or other instrument of agreement to which Servicer Performance Guarantor is a party or by which Servicer Performance Guarantor is bound or (C) to such counsel’s knowledge and without any special investigation for this purpose, any judgment, writ, injunction, decree, order or ruling of any court or governmental authority having jurisdiction over Servicer Performance Guarantor.

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Section 3.2       Business Continuity.

(a)           Servicer shall have in place a Business Continuity Plan and/or Disaster Recovery Plan applicable to each service or piece of information technology as the context may require, and at a minimum, in accordance with commercially reasonable standards. Servicer agrees that it will test the Business Continuity Plans and Disaster Recovery Plans as appropriate based on Servicer’s risk-based priority testing requirements, but in any event at least annually.

(b)           As used in this Performance Guaranty, (i) “Business Continuity Plan” means an applicable comprehensive business continuation program, supporting certain existing Disaster Recovery Plans, that defines the recovery process to be followed by Servicer to maintain critical business functions (including critical Servicers and processes) with respect to the Guaranteed Servicer Obligations during an unexpected business interruption and (ii) “Disaster Recovery Plan” means an applicable plan that describes the process and procedures required to be performed with respect to certain information technology in order to recover data in the event of a disaster.

Section 3.3       Oversight. Servicer Performance Guarantor and Servicer will each appoint an equal number of members to an oversight panel having such number of members as the Parties shall mutually agree and meeting periodically with such frequency as the Parties shall mutually agree (but in any event, at least quarterly) to review the performance (i) by the Parties under this Performance Guaranty and (ii) by the Servicer under the Servicing Agreement. Absent an agreement by the Parties as to the composition oversight panel, each Party shall appoint three members to such oversight panel.

Section 3.4       Consideration.

(a)           In consideration for the availability of the Performance Guaranty, Servicer shall pay to Servicer Performance Guarantor a fee of $500,000 per year (the “Fee”). Servicer shall pay Servicer Performance Guarantor the Fee in quarterly installments in arrears within 15 days of the end of each calendar quarter beginning with the calendar quarter ending in [_____], or as otherwise mutually agreed between the Servicer and the Servicer Performance Guarantor; provided that the first and last quarterly installment payment hereunder shall be prorated for the number of days this Performance Guaranty is in effect during the related calendar quarter.

(b)           Servicer shall reimburse Servicer Performance Guarantor for any reasonable invoiced out of pocket expenses incurred in connection with Servicer Performance Guarantor’s performance of any Guaranteed Servicer Obligations in accordance with Section 2.1.

Section 3.5       Audit Rights.

(a)           A Party shall comply with all reasonable advance written requests of the other Party (and/or the Party’s internal or external auditors or Governmental Authorities) to review the records of the Party consistent with applicable Law (including, with respect to the Servicer, the Records), such review to be at the expense of the requesting Party. Subject to applicable Law, the requesting Party and/or its internal or external auditors or Governmental Authorities shall be entitled to make copies and extracts from any applicable documents at the requesting Party’s own expense. If the audited Party’s compliance with, cooperation with and/or support of any such review related to such audited Party will cause the audited Party to expend additional resources that it otherwise would not spend in the normal course of providing the Guaranteed Servicer Obligations, the audited Party will notify the requesting Party of such requirement for additional resources (and the hourly rate associated with each). Upon the requesting Party’s authorization, the audited Party will provide such assistance, the requesting Party will be charged at such associated hourly rates for person hours expended by the audited Party personnel in supporting the requesting Party in connection with such review; provided that after the occurrence of a Default Trigger Event, any reasonable out of pocket expenses incurred by Servicer Performance Guarantor in connection with a review of the Records of Servicer shall be borne by Servicer and Servicer shall not be entitled to charge Servicer Performance Guarantor for its costs and expenses in connection with assisting in such review.

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(b)           Each Party, at its own expense, agrees to permit an audit to be undertaken upon advance written notice and as reasonably necessary, when it is requested by the other Party or its representatives in order to comply with applicable Laws related to banking, financial, or data privacy rules or regulations.

(c)           In addition to audit rights as described in the previous sections and in Section 3.10, Servicer Performance Guarantor and its auditors, agents and regulators shall have the right, upon reasonable prior notice and during normal business hours, to conduct on-site and off-site reviews and audits of Servicer’s operations and performance with respect to the provision of the Guaranteed Servicer Obligations and compliance with the terms of this Performance Guaranty and Laws applicable to Servicer. Servicer shall pay Servicer Performance Guarantor’s reasonable out of pocket costs and expenses of one audit per calendar year. Other than as explicitly set forth herein, the costs and expenses associated with any additional audits shall be the responsibility of Servicer Performance Guarantor. Servicer shall promptly take action to remediate any deficiencies discovered in the course of any audit and shall implement any reasonably required remediation plans, which shall be developed in consultation with Servicer Performance Guarantor.

Section 3.6       Reporting.

(a)       Servicer shall provide to Servicer Performance Guarantor the following information on an ongoing basis:

●	On each Business Day, a report regarding (i) the amount of Collections received and remitted to the Beneficiary and (ii) the amount of new Receivables purchased by the Beneficiary;

●	Promptly after the execution thereof, final executed copies of documents relating to account additions, account removals, amendments of securitization program documents and existing Series of Notes, and new issuances of Notes by the Beneficiary;

●	Copies of the monthly noteholder statements and any amendments thereto;

●	Reconciliations of the Beneficiary’s bank accounts on a monthly basis;

●	On a monthly basis, a Performance Report;

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●	Prior to the occurrence of a Trigger Event, not more than once per calendar quarter, and after the occurrence and continuance of a Trigger Event, at any time, all information reasonably requested by Servicer Performance Guarantor that supports the production of the monthly noteholder statements, including, without limitation, the following items: FDR (or any successor vendor performing similar services) generated daily and monthly files; ABS suite screen prints or scripting; evidence of cash movements and cash reconciliations; information relating to additions and removals of accounts; control reports and models; process maps and SOPs;

(b)       Servicer shall use commercially reasonable efforts to provide additional reports as reasonably requested by Servicer Performance Guarantor. To the extent a report requested in accordance with the preceding sentence cannot be provided with commercially reasonable effort and expense, Servicer will notify Servicer Performance Guarantor and shall provide the additional reports at the expense of Servicer Performance Guarantor.

Section 3.7       Confidentiality.

(a)           Each Party shall keep secret and maintain in strict confidence the other Party’s Confidential Information (as defined below) and shall protect such information with at least the same degree of care as such Party exercises with its own information, but in no event less than a reasonable degree of care, provided that, consistent with applicable Law, Servicer may disclose such information, to properly authorized entities as and to the extent necessary for performance of the Guaranteed Servicer Obligations and enforcement of this Performance Guaranty, and Servicer Performance Guarantor may disclose such information, consistent with applicable Law, to Affiliates and Third Parties as and to the extent necessary for the conduct of its business, where in each such case, the receiving entity first agrees in writing to obligations substantially similar to those described in this Section 3.7, and subject to applicable Law, as and to the extent necessary for enforcement of this Performance Guaranty. Both Parties agree to limit disclosure of the other Party’s Confidential Information to individuals who have a legitimate “need to know” the same. “Confidential Information” shall mean all information, in any form: (i) that is furnished to, obtained from, or disclosed to, directly or indirectly, the other Party under this Performance Guaranty (whether prior to or on and after the date hereof) and (ii) that is (A) marked or designated in writing in a manner to indicate it is confidential, restricted, or with a similar designation or (B) of a nature that a reasonable person would understand it to be confidential. In connection with the disclosure of any Confidential Information in a proceeding to enforce this Performance Guaranty, the disclosing Party will in doing so make every effort to secure confidential treatment of any materials disclosed.

(b)           Confidential Information of a Party shall not:

(i)       be used by the other Party for any purpose other than that of provision or receipt of the Guaranteed Servicer Obligations under this Performance Guaranty or the Servicing Agreement or the enforcement of this Performance Guaranty; and

(ii)      be used except to the extent necessary to satisfy that Party’s obligations under this Performance Guaranty or the Servicing Agreement or the enforcement of its rights hereunder.

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(c)           No portion of a Party’s Confidential Information shall be sold, assigned, leased, commercially exploited, or otherwise disposed of by or on behalf of the other Party, its Affiliates, authorized representatives, employees or agents.

(d)           Consistent with applicable Law, this obligation of secrecy and confidentiality shall not apply to information which:

(i)       at the time of disclosure to the receiving Party is in the public knowledge as evidenced by printed publication or otherwise; or

(ii)      after disclosure to the receiving Party becomes part of the public knowledge through no fault of a Party;

(iii)     was in the possession of the receiving Party at the time of disclosure to it, without obligation of confidentiality; it being understood that Confidential Information received by Servicer Performance Guarantor as Servicer under the Servicing Agreement, whether prior to or on or after the date hereof, shall be deemed to have been received subject to an obligation of confidentiality;

(iv)    after its disclosure to the receiving Party, was legally received from a Third Party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure;

(v)     was independently developed by the receiving Party without reference to, reliance on, or knowledge of Confidential Information of the disclosing Party; or

(vi)    the receiving Party has received permission in writing from the disclosing Party to disclose.

(e)           A Party shall not be considered to have breached its obligations by disclosing Confidential Information of the disclosing Party as required to satisfy any legal requirement of a competent Government Authority (including a court order, subpoena, or other valid administrative or judicial notice), in a manner consistent with applicable Law, provided that, immediately upon receiving any such request and to the extent that it may legally do so, the receiving Party promptly advises the disclosing Party of the request prior to making such disclosure. If (absent a protective order, the receipt of a waiver hereunder, or for any reason) the receiving Party is nonetheless legally compelled to disclose such Confidential Information, the receiving Party may disclose such Confidential Information without liability hereunder, but will in doing so make every effort to secure confidential treatment of any materials disclosed. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information (other than data that is personally identifiable to a particular person) to its attorneys, auditors, and other professional advisors, consistent with applicable Law, in connection with services rendered by such advisors, provided that such Party has confidentiality agreements with such professional advisors or such advisors owe professional confidentiality obligations to the Party.

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(f)            In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the disclosing Party, the receiving Party promptly shall (i) notify the disclosing Party upon becoming aware thereof; (ii) promptly furnish to the other Party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (iii) take such actions as may be necessary or reasonably requested by the disclosing Party to minimize the violation; (iv) reimburse the disclosing Party for all costs, losses and expenses actually incurred by the disclosing Party; and (v) cooperate in all reasonable respects with the disclosing Party to minimize the violation and any damage resulting therefrom.

(g)           The Parties acknowledge and agree that all such Confidential Information in any form, and any copies and/or extracts thereof, are and shall remain the sole and exclusive property of the disclosing Party. Upon the termination of this Performance Guaranty or as requested by the disclosing Party during the term of this Performance Guaranty, the receiving Party shall promptly destroy or deliver to the disclosing Party all Confidential Information of the disclosing Party, provided that each Party may keep such Confidential Information if and as long as required by any applicable Law or court or Governmental Authority order (or as a result of any automatic electronic archive and back-up procedures) and provided further that a Party shall have no obligation to destroy any Confidential Information that is subject to a claim, dispute, lawsuit, or subpoena or in any other circumstances in which such Party reasonably believes that destruction of such Confidential Information would be unethical or unlawful. Subject to the previous, if Confidential Information is destroyed by the receiving Party rather than returned to the disclosing Party, an officer duly authorized to bind the receiving Party will provide a written certification of same to the disclosing Party.

(h)           This Section 3.7 shall remain in full force and effect notwithstanding any termination of this Performance Guaranty.

Section 3.8       Liability.

(a)           Either Party will indemnify, defend and hold harmless the other Party, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, “Indemnitees”), for all claims, losses or damages suffered by the other Party that result from such Party’s failure to observe or perform any of its duties, obligations or covenants, any acts or omissions of such Party or its agents, any breach of such Party’s representations and warranties, unauthorized cessation of the Guaranteed Servicer Obligations, infringement of any third parties intellectual property rights or other breach of provisions relating to intellectual property or any bad faith, gross negligence or willful misconduct in the performance of its duties, including, without limitation:

(i)       Any claim that, if true, would arise from or be attributable to a breach of such Party’s obligations under Section 3.7 (Confidentiality) and/or Section 3.9 (Data Privacy and Security);

(ii)      Any claim that, if true, would arise from or be attributable to an intentional tort, willful misconduct (including intentional breach of contract), unlawful conduct, or gross negligence of a Party (or any Person for which that Party is responsible).

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(b)           NOTWITHSTANDING ANYTHING TO THE CONTRARY, NO PARTY TO THIS PERFORMANCE GUARANTY SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSS, DAMAGE OR EXPENSE THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTIONS CONTEMPLATED HEREUNDER.

(c)           EXCEPT AS EXPRESSLY SET FORTH IN THIS PERFORMANCE GUARANTY, SERVICER EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, NON-INTERRUPTION OF USE, AND FREEDOM FROM PROGRAM ERRORS WITH RESPECT TO THE GUARANTEED SERVICER OBLIGATIONS.

(d)           In no event shall Servicer or Servicer Performance Guarantor have any responsibility or liability under this Performance Guaranty for or with respect to the origination or underwriting of the Transferred Receivables, determining eligibility of the Receivables for inclusion in the Beneficiary, the credit performance of the Transferred Receivables, the ability of the Beneficiary to generate the payments to be distributed to the noteholders or the solvency of the Beneficiary; it being understood that certain Affiliates of Servicer may be responsible for the aforementioned duties under the agreements governing the Beneficiary’s securitization program and nothing in this Performance Guaranty shall impact that duties and obligations of such parties under the agreements relating to the Beneficiary’s securitization program.

Section 3.9       Data Privacy and Security.

(a)           As used in this Section 3.9, the following terms shall have their respective meanings:

(i)       “Servicer Performance Guarantor Data” means Personal Data, Employment Data, financial data, and all other information concerning Servicer Performance Guarantor or any Affiliate, or its personnel, clients or customers, provided to Servicer by or on behalf of Servicer Performance Guarantor, or created by Servicer based on information provided by or on behalf of Servicer Performance Guarantor.

(ii)      “Servicer Data” means Personal Data, Employment Data, financial data, and all other information concerning Servicer or any Affiliate, or its personnel, clients or customers, provided to Servicer Performance Guarantor by or on behalf of Servicer, or created by Servicer Performance Guarantor based on information provided by or on behalf of Servicer.

(iii)     “Employment Data” means any information about an identified or identifiable individual that is obtained in the context of such person’s working relationship with Servicer Performance Guarantor, Servicer or any Affiliate. Such persons include, for example, job applicants, employees (whether temporary or permanent), contingent workers, retirees, and former employees, as well as any dependents or others whose Personal Data have been given to Servicer Performance Guarantor or Servicer or any Affiliate by such persons.

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(iv)    “Data Protection Laws” means Laws relating to data privacy, trans-border data flows or data protection, such as: (i) with respect to European Union applicant or member countries, the subordinate legislation implementing the European Union Data Protection Directive 95/46/EC (and any amendments thereto) (the “Directive”), and any additional European Union applicant or member country data protection, information security and privacy Laws, in the country where the Guaranteed Servicer Obligations are to be delivered; (ii) Title V of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations promulgated under that Act; (iii) the Health Insurance Portability and Accountability Act of 1996, and regulations promulgated under that Act and (iv) with respect to all countries other than those governed by the laws in this Section, all Laws similar to or addressing the same subject matter covered in this Section 11.1.4.

(v)     “Security Notices” means all filings, communications, notices, press releases or reports related to any Security Breach.

(vi)    “Personal Data” means any information relating to an identified or identifiable natural person (which includes legal entities in certain EU jurisdictions) (each, a “Data Subject”), including, a Data Subject’s name, address, telephone number, e-mail address, business contact information, social security number, driver’s license number, financial account number or other financial information, or medical or health-related information.

(vii)    “Processing” (and its derivatives, such as “Process”) means any operation or set of operations performed upon Servicer Performance Guarantor Data by Servicer or upon Servicer Data by Servicer Performance Guarantor, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, accessing, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, blocking, erasure, or destruction.

(viii)   “Security Breach” means any event involving an actual compromise of the security, confidentiality or integrity of Servicer Performance Guarantor Data or Servicer Data, including any unauthorized access or use, or loss or theft, of equipment containing Servicer Performance Guarantor Data or Servicer Data.

(b)           Servicer shall, at its own cost, Process Servicer Performance Guarantor Data only to the extent necessary to provide the Guaranteed Servicer Obligations or as otherwise instructed by Servicer Performance Guarantor in writing. Servicer agrees to comply with all applicable Data Protection Laws, and to protect and maintain the privacy of such Servicer Performance Guarantor Data accordingly. Such compliance shall include, Servicer (i) not disclosing any Servicer Performance Guarantor Data to any Third Party except as expressly provided in this Performance Guaranty or otherwise directed or authorized in writing by Servicer Performance Guarantor; (ii) ensuring that its employees and subcontractors who obtain or have access to Servicer Performance Guarantor Data comply at all times with the Data Protection Laws and the applicable provisions of this Performance Guaranty; and (iii) protecting and maintaining the security of all Servicer Performance Guarantor Data in Servicer’s custody or under Servicer Performance Guarantor’s control. Servicer shall immediately report to Servicer Performance Guarantor any unauthorized disclosure or use of or any unauthorized access to any Servicer Performance Guarantor Data in Servicer’s custody or under Servicer’s control. Where Servicer Performance Guarantor Data consists of Employment Data, Servicer shall comply, subject to applicable Law, with any of Servicer Performance Guarantor’s data protection policies to the extent a copy of such policies and standards has been provided to Servicer with such advance notice as shall be commercially reasonable to allow Servicer to implement such policies.

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(c)           Servicer Performance Guarantor shall Process Servicer Data only to the extent necessary to receive the Guaranteed Servicer Obligations for itself or for its Affiliates or as otherwise instructed by Servicer in writing. Servicer Performance Guarantor agrees to comply with all applicable Data Protection Laws, and to protect and maintain the privacy of such Servicer Data accordingly. Such compliance shall include, Servicer Performance Guarantor (i) not disclosing any Servicer Data to any Third Party except as expressly provided in this Performance Guaranty or otherwise directed or authorized in writing by Servicer; (ii) ensuring that its employees and subcontractors who obtain or have access to Servicer Data comply at all times with the Data Protection Laws and the applicable provisions of this Performance Guaranty; and (iii) protecting and maintaining the security of all Servicer Data in Servicer Performance Guarantor’s custody or under Servicer Performance Guarantor’s control. Servicer Performance Guarantor shall immediately report to Servicer any unauthorized disclosure or use of or any unauthorized access to any Servicer Data in Servicer Performance Guarantor’s custody or under Servicer Performance Guarantor’s control. Where Servicer Data consists of Employment Data, Servicer Performance Guarantor shall comply, subject to applicable Law, with any of Servicer’s data protection policies to the extent a copy of such policies and standards has been provided to Servicer Performance Guarantor with such advance notice as shall be commercially reasonable to allow Servicer Performance Guarantor to implement such policies.

(d)           Either Party shall, upon the other Party’s request, provide the requesting Party with all information pertaining to its data security systems and procedures (physical, technological and organizational) reasonably required by the requesting Party to assess the adequacy (in the requesting Party’s sole discretion) of such systems and procedures with respect to the Guaranteed Servicer Obligations.

(e)           To the extent applicable to the Guaranteed Servicer Obligations, each Party shall comply, subject to applicable Law, with the data protection policies of the other Party to the extent a copy of such policies has been provided to such Party with such advance notice as shall be commercially reasonable to allow such Party to implement such policies.

(f)           Without limiting the foregoing, each Party shall implement and maintain physical, technical and organizational measures to ensure the security and confidentiality of Servicer Performance Guarantor Data and Servicer Data in order to prevent, among other things, accidental, unauthorized or unlawful access, use, modification, disclosure, loss, or destruction of Servicer Performance Guarantor Data or Servicer Data. The security measures taken shall be in compliance with applicable Data Protection Laws and any applicable local data or IT security requirements, and shall be adapted to the risks represented by the Processing and the nature of Servicer Performance Guarantor Data or Servicer Data to be Processed, having regard to the state of the art and the cost of implementation.

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(g)           If in the course of the Parties’ performance of this Performance Guaranty, any Personal Data will be transferred from a member state of the European Union to a jurisdiction outside the EU that has not been declared “adequate” for personal data protection by the European Commission, the Party becoming aware of this situation will inform the other, and Servicer Performance Guarantor and Servicer (or other party who Processes data, if approved by both Parties) agree each Party shall comply with all Data Protection Laws applicable to its role in connection with such data transfer on its behalf and on behalf of the other Party, and shall comply with and, where needed, assist the other Party to comply with, all formalities required to be met, including the need to (a) execute the Standard Contractual Clauses for Controller-to-Processor Transfers, which each Party acknowledges it has received as part of a separate data file, or such other data transfer agreement as agreed to by the Parties in writing; (b) if required by law, notify a data transfer to the local data protection authorities; (c) inform the other Party to such Processing; and (d) to provide without any delay a copy or access to a copy of such data transfer agreement (identified under (a) above) to any Party upon signature. Servicer is authorized to transfer data to Third parties for the purposes of the Guaranteed Servicer Obligations provided that the above conditions under this Section 3.9(g) are met. Servicer shall also make sure all standard contractual clauses for controller to Processor transfers are available to Servicer Performance Guarantor when signed by Servicer.

(h)           Each Party represents and warrants that to the extent it provides any of the other Party’s Servicer Performance Guarantor Data or Servicer Data (as applicable) to any of its suppliers, subcontractors and/or agents (such provision being necessary to Servicer’s performance of (or Servicer Performance Guarantor’s receipt of) the Guaranteed Servicer Obligations), it shall maintain with such suppliers, subcontractors and/or agents contractual arrangements obligating such Third Parties to implement and maintain physical, technical and organizational data security measures consistent with the obligations placed on the Parties in this Section 3.9.

(i)            Security Breach Notification and Communications.

(i)       A Party shall notify the other Party in the most expedient time possible and without unreasonable delay of any Security Breach involving any Servicer Performance Guarantor Data or Servicer Data. The notifying Party shall also provide the other Party with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach, the identity of each affected person, and any other information the other Party may request concerning such affected persons and the details of the Security Breach, as promptly as such information can be collected or otherwise becomes available.

(ii)      The notifying Party shall take action immediately to investigate the Security Breach and to identify, prevent and mitigate the effects of any such Security Breach, and to carry out any recovery necessary to remedy the impact.

(iii)     The Parties shall agree on which of them shall send out all Security Notices, provide all credit monitoring or other fraud alert services, and effect all other remedies to the extent any of the foregoing are required by applicable Law in relation to any Security Breach. To the extent such responsible Party takes any action in relation to any Security Breach experienced by Servicer that is not required by any Governmental Authority or applicable Law, but is nonetheless customary in the industry or required under the other Party’s existing policies or contractual commitments, Servicer Performance Guarantor and Servicer shall cooperate, in good faith, to equitably allocate the cost of such voluntary efforts between themselves.

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(iv)     To the extent permitted by applicable Law, the Party responsible under clause (iii) above shall provide the other Party with reasonable notice of, and the opportunity to comment on and approve, the content of all Security Notices prior to any publication or communication thereof to any Third Party, except the non-responsible Party shall not have the right to reject any content in a Security Notice that the responsible Party must include in order to comply with applicable Law.

(j)           The Parties understand and agree that each may require the other to provide certain Personal Data such as the name, address, telephone number, and e-mail address of representatives in transactions, and that each may store such data in databases located and accessible globally by their personnel and use it for purposes reasonably related to the performance of this Performance Guaranty. Each Party agrees that it will comply with all legal requirements associated with transferring any Personal Data, will not share the other’s Personal Data beyond itself, its affiliates and its contractors, and shall use reasonable technical and organizational measures to ensure that the other’s Personal Data is processed in conformity with applicable data protection Laws. Each Party may obtain a copy of its Personal Data from the other and may submit updates and corrections to it by sending written notice in accordance with the “notice” provision in this Performance Guaranty.

Section 3.10     Trigger Events.

(a)           If, as of the last day of any fiscal quarter beginning with the fiscal quarter ending [______], either a Minimum Liquidity Warm Trigger Event or a Tier 1 Capital Warm Trigger Event occurs, Servicer Performance Guarantor may require Servicer to take the following actions:

(i)       permit Servicer Performance Guarantor to conduct additional inspections and/or audits, not more frequently than once during any 90-day period and to reimburse Servicer Performance Guarantor for any reasonable invoiced out of pocket expenses in connection therewith; and

(ii)      at Servicer’s expense, enter into a subservicing agreement with a subservicer to perform the obligations of a “warm” subservicer, which obligations shall include:

(A)       an agreement by the subservicer to perform the Guaranteed Servicer Obligations pursuant to the Servicing Agreement and the obligations of the Servicer under this Performance Guaranty within 90 days of receiving written notice of the occurrence of a Servicer Default under the Servicing Agreement; and

21	Servicer Performance Guaranty SCCMNT

(B)       receiving copies of a computer file from Servicer no later than 30 days following the end of each Monthly Period, confirming that the information contained therein is readable and contains the information necessary to permit the subservicer to prepare all monthly noteholder statements required to be delivered in accordance with the Servicing Agreement.

(b)           If, as of the last day of any fiscal quarter beginning with the fiscal quarter ending [______], either a Minimum Liquidity Hot Trigger Event or a Tier 1 Capital Hot Trigger Event occurs, Servicer Performance Guarantor may require Servicer to take the following actions:

(i)       permit Servicer Performance Guarantor to conduct additional inspections and/or audits, not more frequently than once during any 30-day period and to reimburse Servicer Performance Guarantor for any reasonable invoiced out of pocket expenses in connection therewith; and

(ii)      at Servicer’s expense, enter into a subservicing agreement with a subservicer to perform the obligations of a “hot” subservicer, which obligations shall include:

(A)       an agreement by the subservicer to perform the Guaranteed Servicer Obligations pursuant to the Servicing Agreement and the obligations of the Servicer under this Performance Guaranty within 45 days of receiving written notice of the occurrence of a Servicer Default under the Servicing Agreement;

(B)       receiving copies of a computer file from Servicer no later than 7 days following the end of each calendar month, confirming that the information contained therein is readable and contains the information necessary to permit the subservicer to prepare all monthly noteholder statements required to be delivered in accordance with the Servicing Agreement;

(C)       completing trial conversions to transfer the data contained in the computer file described above to the subservicer’s servicing system; and

(D)       recalculating all monthly noteholder statements that Servicer is required to deliver pursuant to the Servicing Agreement.

(c)           If, a Default Trigger Event occurs and has not been cured after seven Business Days (or two Business Days with respect to Servicer’s failure to make any payment, transfer or deposit when required) after the date written notice thereof shall have been received by Servicer, Servicer Performance Guarantor may require Servicer to take the following actions:

(i)       permit Servicer Performance Guarantor to conduct not more than two additional inspections and/or audits per calendar year and to reimburse Servicer Performance Guarantor for any invoiced reasonably out of pocket costs and expenses in connection therewith; and

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(ii)      at Servicer’s expense, enter into a subservicing agreement reasonably satisfactory to Servicer Performance Guarantor with a subservicer pursuant to which the subservicer shall agree to perform the Guaranteed Servicer Obligations (or any subset thereof requested by the Servicer Performance Guarantor) pursuant to the Servicing Agreement.

The subservicer appointed above shall continue to perform the Guaranteed Servicer Obligations until Servicer establishes to Servicer Performance Guarantor’s reasonable satisfaction that Servicer is capable of providing the Guaranteed Servicer Obligations and can resume providing the Guaranteed Servicer Obligations.

(d)           Servicer shall promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that Servicer Performance Guarantor may request to enable Servicer Performance Guarantor to enforce its rights under this Section 3.10. Servicer shall reimburse Servicer Performance Guarantor for any invoiced reasonable out of pocket expenses in connection with exercising its rights as described in this Section 3.10.

(e)           Servicer shall promptly, and in any event within 2 Business Days, notify Servicer Performance Guarantor of the occurrence of a Default Trigger Event.

Section 3.11     Intellectual Property.

(a)           Each of Servicer and Servicer Performance Guarantor acknowledge and agree that the Guaranteed Servicer Obligations will not typically include the creation of Materials containing Intellectual Property Rights. However, if and to the extent Materials containing Intellectual Property Rights may be created pursuant to the provision of the Guaranteed Servicer Obligations, the Parties acknowledge and understand that, as between Servicer and Servicer Performance Guarantor, such Material generated or created as an output of a Service whether solely by a Party or jointly between the Parties and/or Third Parties, including Contractors hereunder (collectively, “Deliverables”), shall belong to Servicer, which will possess all ownership rights and all Intellectual Property Rights associated therewith. To the extent necessary to facilitate the preceding obligation, Servicer Performance Guarantor hereby irrevocably assigns, transfers and conveys to Servicer, without further consideration, all of its right, title and interest (including all Intellectual Property Rights) in and to such Deliverables, except as Servicer and Servicer Performance Guarantor may otherwise agree in writing or as provided in clause (c) below. Each Party agrees to execute such other documents or take such other actions as the other Party may reasonably request to perfect its ownership of any Deliverable (including Intellectual Property Rights associated therewith).

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(b)           All proprietary Materials the Intellectual Property Rights for which are owned, developed or licensed by or on behalf of Servicer or an Affiliate (other than Servicer Performance Guarantor), including all Materials that are owned by Third Parties (“Third Party Materials”) licensed by Servicer or an Affiliate (other than Servicer Performance Guarantor): (i) prior to the date hereof and/or (ii) subsequent to the date hereof but independent of and separate from this Performance Guaranty (collectively, the “Servicer Materials”) are, and all Intellectual Property Rights in and to them and all of their derivative works & improvements by whomever developed or created shall continue to be, as between Servicer and Servicer Performance Guarantor, owned by Servicer. No ownership of Servicer Materials or the Intellectual Property Rights in and to them shall be transferred to Servicer Performance Guarantor except for the following license: Servicer hereby grants to Servicer Performance Guarantor a restricted, non-exclusive, revocable, license to make those limited uses of Servicer Materials as are reasonably required to use the Guaranteed Servicer Obligations and Deliverables as contemplated by this Performance Guaranty.

(c)           All proprietary Materials the Intellectual Property Rights for which are owned, developed or licensed by or on behalf of Servicer Performance Guarantor: (a) prior to the date hereof and/or (b) subsequent to the date hereof but independent of and separate from this Performance Guaranty (collectively, the “Servicer Performance Guarantor Materials”) are, and all Intellectual Property Rights in and to them shall continue to be, as between Servicer and Servicer Performance Guarantor, owned by Servicer Performance Guarantor. No ownership of Servicer Performance Guarantor Materials or the Intellectual Property Rights in and to them is or shall be transferred to Servicer except as provided in this section.

ARTICLE IV
MISCELLANEOUS

Section 4.1       Representations and Warranties of the Servicer Performance Guarantor. The Servicer Performance Guarantor represents and warrants to Servicer and Beneficiary as of the date hereof:

(a)           It is a [corporation], duly organized, validly existing and in good standing under the laws of its jurisdiction of [incorporation] and is duly qualified to do business, and is in good standing, in each jurisdiction in which its performance hereunder requires it to be so qualified, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)           It has the power and authority to execute and deliver this Performance Guaranty and to perform its obligations contemplated hereby.

(c)           This Performance Guaranty has been duly authorized, executed and delivered by the Servicer Performance Guarantor and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

(d)           No consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other party is required for the due execution, delivery and performance of this Performance Guaranty by the Servicer Performance Guarantor, other than consents, notices, filings and other actions which have been obtained or made or where the failure to obtain such consent or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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(e)           There is no pending Litigation of a material nature against or affecting it in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Performance Guaranty or (ii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of this Performance Guaranty.

(f)           It has adequate means to obtain from the Servicer on a continuing basis, information concerning the financial condition of the Servicer and that it is not relying on Beneficiary to provide such information, now or in the future.

Section 4.2       Representations and Warranties of the Servicer. The Servicer represents and warrants to Servicer Performance Guarantor as of the date hereof:

(a)           Servicer is a corporation, duly organized, and validly existing in good standing under the laws of the State of Delaware and has full power and authority to execute, deliver, and perform its obligations under this Performance Guaranty; the execution, delivery, and performance of this Performance Guaranty have been duly authorized, and are not in conflict with and do not violate any law or regulation applicable to Servicer, or the terms of the articles of organization, operating agreement or bylaws of Servicer and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Servicer is a party;

(b)           All approvals, authorizations, licensees, registrations, consents, and other actions by, and notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Performance Guaranty by Servicer, have been obtained;

(c)           There is no material claim nor any material litigation, proceeding, arbitration, investigation, or controversy pending to which Servicer is a party, that would adversely affect this Performance Guaranty; no such claim, litigation, proceeding arbitration, investigation, or controversy has, to Servicer’s knowledge, been threatened or is contemplated; to Servicer’s knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation, or controversy; and Servicer is not subject to any agreement with any regulatory authority with respect to its operations adversely affecting this Performance Guaranty; and

(d)           Servicer is not insolvent.

Section 4.3       Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any Person, or whenever any Person desires to give or serve upon any other Person any communication with respect to this Performance Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall not be effective until actually received by the applicable Person required to receive such notice or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any Person by a specific time, such notice shall only be effective if actually received by such Person prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

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If to the Servicer Performance Guarantor:

[Name],

as Servicer Performance Guarantor
[Address]

[Address]
Attention: [______]
Telephone: [______]
Email: [______]

If to Servicer:

[Name],

as Servicer
[Address]

[Address]
Attention: [______]
Telephone: [______]
Email: [______]

If to Beneficiary:

Synchrony Credit Card Master Note Trust

℅ Synchrony Financial, as Administrator

777 Long Ridge Road

Stamford, CT

Attention: [_______]

Telephone: [_______]

Email: [_______]

with a copy to:

Synchrony Financial

777 Long Ridge Road

Stamford, CT

Attention: [_______]

Telephone: [_______]

Email: [_______]

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Section 4.4       Binding Effect; Assignability.

(a)           This Performance Guaranty shall be binding upon and inure to the benefit of the Servicer Performance Guarantor, Servicer and Beneficiary and their respective successors and permitted assigns. No assignment or delegation of this Performance Guaranty or of any rights or obligations hereunder may be made by the Servicer Performance Guarantor, Servicer or Beneficiary without the prior written consent of the others (and any attempted assignment hereof without such required consents shall be void); provided, however, (i) with prior notice to the Servicer and the Beneficiary, the Servicer Performance Guarantor may assign, and, with respect to any Servicer Performance Guarantor other than General Electric Company, following any downgrade of the long-term debt rating of such Servicer Performance Guarantor below the Guarantor Required Rating, shall promptly assign, this Performance Guaranty and all of its rights and obligations hereunder to any person or entity that at the time of such assignment is a Permitted Guarantor Assignee and that expressly assumes all of the obligations of the Servicer Performance Guarantor hereunder, and no such assignment shall require the consent of the Beneficiary or the Servicer, (ii) Beneficiary may grant, and the Servicer Performance Guarantor acknowledges that Beneficiary has granted, a security interest in this Performance Guaranty and its rights herein to the Indenture Trustee under the Indenture and (iii) subject to clause (d) of Section 4.5, Servicer may assign its rights and obligations hereunder in connection with any Successor Servicer appointed pursuant to the terms of Section 6.2 of the Servicing Agreement. Upon any such permitted assignment by the Servicer Performance Guarantor or Servicer, as applicable, (A) the references in this Performance Guaranty to the Servicer Performance Guarantor or Servicer, as applicable, shall apply to such assignee unless the context otherwise requires and (B) the assignor shall automatically and unconditionally be released and discharged from any liability or obligation under this Performance Guaranty without the requirement of any further action by any person or entity. In the event of a foreclosure by the Indenture Trustee of its security interest in this Performance Guaranty when permitted by the Indenture, the Indenture Trustee shall have the right at such time to enforce this Performance Guaranty, and the full performance of the Servicer Performance Guarantor, as and when required hereunder.

(b)           A “Permitted Guarantor Assignee” shall mean a person or entity that is any of (i) General Electric Company or (ii) an Affiliate of General Electric Company that, in the case of this clause (ii), (x) at the time of the assignment of this Performance Guaranty to such person or entity pursuant to clause (a) above, has a long-term debt rating at least equal to the Guarantor Required Rating and (y) for any assignment other than an assignment due to the downgrade of the ratings of the Servicer Performance Guarantor below the Guarantor Required Rating, satisfies the Rating Agency Condition with respect to all Notes that are Outstanding as of the date of such assignment.

Section 4.5       Termination. This Performance Guaranty shall terminate on the earliest of (a) the date that the Servicing Agreement terminates in accordance with Section 8.3 thereof or otherwise in accordance therewith or as agreed by the parties thereto, (b) the satisfaction and discharge of the Indenture, (c) upon notice from the Servicer Performance Guarantor or the Servicer to Beneficiary that the Servicer itself at such time has a long-term debt rating of at least “Baa3” by Moody’s and “BBB-” by S&P, (d) the date on which Synchrony Financial or any Affiliate of Synchrony Bank is no longer the Servicer under the Servicing Agreement, (e) upon satisfaction of the conditions set forth in Section 4.7 of this Agreement or (f) the date on which the Notes of all Series that are Outstanding on July 16, 2014 shall have either been paid in full or shall have consented to the termination of this Performance Guaranty.

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Section 4.6       Costs and Expenses. The Servicer Performance Guarantor shall reimburse Beneficiary for all reasonable and necessary out-of-pocket attorneys’ fees incurred in connection with the negotiation and preparation of this Performance Guaranty. The Servicer Performance Guarantor is also liable for all of its own out-of-pocket expenses incurred in connection with the negotiation, preparation and the carrying out of its obligations under this Performance Guaranty. The Servicer Performance Guarantor shall reimburse Beneficiary for all reasonable and necessary out-of-pocket fees, costs and expenses incurred by it in connection with any attempt to enforce any of its rights or remedies under this Performance Guaranty against the Servicer Performance Guarantor.

Section 4.7       Amendments; No Waiver; Remedies.

(a)           This Performance Guaranty may be modified, amended or terminated by an agreement in writing executed by an authorized representative of each of the Servicer and the Servicer Performance Guarantor without the consent of the Beneficiary, the Indenture Trustee or any Noteholder; provided, however, that no amendment to any provision in Article II or Article IV or any related definition or termination of this Agreement may be entered into unless (i) the Servicer has delivered an Officer’s Certificate to the Beneficiary certifying that the amendment or termination will not cause an Adverse Effect or (ii) the Rating Agency Condition is satisfied with respect to such amendment or termination and all Notes that are Outstanding on the date of such amendment or termination. For the avoidance of doubt, no assignment pursuant to Section 4.4(a) shall constitute a modification, amendment or termination of this Agreement for purposes of this Section 4.7.

(b)           The failure by Beneficiary, at any time or times, to require strict performance by the Servicer Performance Guarantor of any provision of this Performance Guaranty shall not waive, affect or diminish any right of Beneficiary thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Servicer Performance Guarantor contained in this Performance Guaranty, and no breach or default by the Servicer Performance Guarantor hereunder, shall be deemed to have been suspended or waived by Beneficiary unless such waiver or suspension is by an instrument in writing signed by an officer, or other duly authorized signatory, of Beneficiary and directed to the Servicer Performance Guarantor, as applicable, specifying such suspension or waiver. The rights and remedies of Beneficiary under this Performance Guaranty shall be cumulative and nonexclusive of any other rights and remedies that Beneficiary may have under any other agreement or by operation of law or otherwise.

(c)           The undertakings, agreements, warranties, covenants and representations of the Servicer hereunder are solely for the benefit of the Servicer Performance Guarantor and the Beneficiary and no other Person, including the Indenture Trustee and any Noteholder shall be a beneficiary of such undertakings, agreements, warranties, covenants and representations. The Servicer Performance Guarantor may waive compliance by the Servicer of any provision hereof without the consent of the Beneficiary, the Indenture Trustee or any Noteholder and, for the avoidance of doubt, any failure of the Servicer to perform its obligations under this Performance Guaranty shall not constitute a Servicer Default under the Servicing Agreement.

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Section 4.8       No Set Off. By acceptance of this Performance Guaranty, Beneficiary shall be deemed to have waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the Servicer Performance Guarantor at any time held by Beneficiary or (ii) any indebtedness or other liabilities at any time owing by Beneficiary to the Servicer Performance Guarantor, as the case may be, against, or on account of, any obligations or liabilities owed by the Servicer Performance Guarantor to Beneficiary under this Performance Guaranty.

Section 4.9       Currency of Payment. Any payment to be made by the Servicer Performance Guarantor shall be made in the same currency as designated for payment by the Servicer in the Servicing Agreement and such designation of the currency of payment is of the essence.

Section 4.10     Delegation of Responsibilities.

(a)           Unless otherwise provided in clause (b) below, Servicer shall be permitted to, and, as set forth in Section 3.10(c), shall be required to, subcontract any or all of the Guaranteed Servicer Obligations and its obligations under this Performance Guaranty to an Affiliate or a Third Party, which, in each case, is contractually obligated to provide services to Servicer (such entity, a “Contractor”). Such subcontracting to a Contractor pursuant to this Section 4.10 shall in no way release Servicer from its obligations under this Performance Guaranty, and Servicer shall remain liable for any failure of Contractor to comply with this Performance Guaranty.

(b)           Servicer’s ability to delegate or subcontract the Guaranteed Servicer Obligations and its obligations under this Performance Guaranty is subject to the following:

i.        Servicer shall have complied with all restrictions regarding its ability to subcontract the Guaranteed Servicer Obligations set forth in the Servicing Agreement.

ii.       If Servicer intends to subcontract to a Third Party, Servicer shall so notify Servicer Performance Guarantor of such intent.

iii.      Servicer will manage, supervise and provide direction to Servicer personnel and Contractors and cause them to comply with the obligations and restrictions applicable to Servicer under this Performance Guaranty. Servicer shall monitor and is responsible for the acts and omissions of Servicer personnel and Contractors under or relating to this Performance Guaranty.

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(c)           With respect to any Services that are subcontracted to a Third Party, Servicer will remain responsible for the performance of the Guaranteed Servicer Obligations and will cause any Contractor to comply with the provisions of this Performance Guaranty. If a Contractor fails to comply with its obligations relating to the Guaranteed Servicer Obligations or this Performance Guaranty in any material respect, and such failure has not been cured within 45 days after Servicer receives notice from Servicer Performance Guarantor, Servicer Performance Guarantor may direct Servicer to use commercially reasonable efforts to discontinue use of the Contractor’s products and/or services for Servicer and provide substitutes as soon as reasonably practicable.

Section 4.11     GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)           THIS PERFORMANCE GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)            EACH OF THE SERVICER PERFORMANCE GUARANTOR AND BENEFICIARY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS PERFORMANCE GUARANTY OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS PERFORMANCE GUARANTY; PROVIDED, THAT EACH OF THE SERVICER PERFORMANCE GUARANTOR AND BENEFICIARY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH OF THE SERVICER PERFORMANCE GUARANTOR AND BENEFICIARY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE SERVICER PERFORMANCE GUARANTOR AND BENEFICIARY HEREBY WAIVES ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

(c)            BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE SERVICER PERFORMANCE GUARANTOR AND EACH BENEFICIARY WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE SERVICER PERFORMANCE GUARANTOR AND BENEFICIARY DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE SERVICER PERFORMANCE GUARANTOR AND BENEFICIARY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS PERFORMANCE GUARANTY AND TRANSACTIONS CONTEMPLATED HEREBY.

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Section 4.12     Counterparts. This Performance Guaranty may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 4.13     Severability. Wherever possible, each provision of this Performance Guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Performance Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Performance Guaranty.

Section 4.14     Section Titles. The section titles and table of contents contained in this Performance Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the Performance Guaranty.

Section 4.15    LIMITATION OF DAMAGES. THE SERVICER PERFORMANCE GUARANTOR SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BENEFICIARY, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH ANY SUCH PERSON, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT ARISE OR MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER, UNDER THE SERVICING AGREEMENT OR ANY OTHER RELATED AGREEMENT OR ARRANGEMENT.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the party has caused this Servicer Performance Guaranty to be executed by its officer duly authorized, as of the date first above written.

[__________][8], as Servicer Performance
Guarantor

By:
Name:
Title:

[__________][9], as Servicer

By:
Name:
Title:

8 Insert name of permitted Servicer Performance Guarantor.

9 Insert name of Servicer.

S-1	Servicer Performance Guaranty SCCMNT

EXHIBIT A

FORM OF PERFORMANCE REPORT

Exhibit A	Servicer Performance Guaranty SCCMNT

Synchrony MNT

Executive summary

Collateral Triggers

Metric	Value	V (MoM)	Remarks
EOP Prin.
Free Equity Test
Issuance Estimate/Paydowns

Collateral Metrics

Excess Spread	Payment Rates

Recoveries	Gross Trust Yield

Losses & Delinquencies

Principal Charge-Offs	Delinquencies

Metric	Value	V (MoM)	V (YoY)	Remarks (Current Month)
Prin Charge-offs
30+ DQ
60+ DQ
90+ DQ
Cycles

3rd party debt profile

3rd Party Outstanding

3rd Party Amortizations

Trust Composition (BOP)

Retailer	Receivables%	of Trust

Retailer Metrics

Payment Rates	Principal Charge-Offs	Excess Spread

General Trust Management

Active Term Series Management

Summary of Monthly Triggers